EXHIBIT 10.15

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of October, 2004, by and among KOOSKIA INVESTMENT CORPORATION, a Delaware corporation (“Boise Sub”), FOREST PRODUCTS HOLDINGS L.L.C., a Delaware limited liability company (“FPH”), and BOISE LAND & TIMBER HOLDINGS CORP., a Delaware corporation (“Timber Holding Co.”).

R E C I T A L S

WHEREAS, Boise Cascade Corporation, a Delaware corporation and sole shareholder of Boise Sub (to be renamed “OfficeMax Incorporated” on November 1, 2004, “BCC”), FPH and Timber Holding Co. are parties to that certain Asset Purchase Agreement, dated as of July 26, 2004 (as amended from time to time in accordance with its terms, the “Asset Purchase Agreement”);

WHEREAS, pursuant to and subject to the terms and conditions of the Asset Purchase Agreement, at the closing of the transactions contemplated thereby, one or more wholly-owned Subsidiaries of Timber Holding Co. is acquiring substantially all of the timberlands assets of BCC and certain of its Subsidiaries and certain of Timber Holding Co.’s Affiliates are acquiring substantially all of the other assets of BCC’s forest products business and in connection therewith, Boise Sub is acquiring shares of Timber Holding Co.;

WHEREAS, FPH recognizes that BCC has substantial experience and expertise in the ownership, management and operation of timberlands and that Boise Sub is a wholly-owned Subsidiary of BCC;

WHEREAS, Boise Sub, FPH and Timber Holding Co. desire to enter into this Agreement to set forth certain arrangements with respect to the ownership, operation and management of Timber Holding Co. and its Subsidiaries; and

WHEREAS, the execution and delivery of this Agreement is a condition to each of Boise Sub’s and FPH’s respective obligations to effect the Closing (as defined in the Asset Purchase Agreement).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

1.1                                 Certain Definitions. As used herein, the following terms shall have the meanings set forth or as referenced below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For the purpose of this definition, “control” means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

“Agreement” shall mean this Agreement, including the exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Applicable Percentage” shall mean (i) if there are five (5) or more members of the Board then in office, 80% or more, (ii) if there are four (4) members of the Board then in office, 75% or more, and (iii) if there are three (3) members of the Board then in office, 66% or more.

“Asset Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

“Board” shall mean the Board of Directors of Timber Holding Co.

“Boise Sub” shall mean Kooskia Investment Corporation, a Delaware corporation.

“Boise Sub Holders” shall collectively refer to: (i) Boise Sub; and (ii) any other Stockholders who directly or indirectly acquire any Shares from Boise Sub, other than Stockholders who directly or indirectly acquire Shares from Boise Sub pursuant to an Initial Period Pro-Rata Tag-Along as provided in subsection 5.3(b)(ii) below.

“Boise Sub Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

“Business” shall have the meaning set forth in the Asset Purchase Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois are authorized or obligated by Law or executive order to close.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means, collectively, the Series A Common, the Series B Common and the Series C Common.

“CPA Firm” shall mean the independent public auditor selected pursuant to Section 4.3, or any subsequent independent public auditor of the books and records of Timber Holding Co. appointed by the Board in accordance with the terms of this Agreement.

“Demand Registration” shall have the meaning set forth in the Registration Rights Agreement.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Encumbrances” shall mean liens, charges, encumbrances, mortgages, pledges, security interests, options or any other restrictions or third-party rights.

“Exempt Sale” shall mean: (i) any Transfer of Shares to an Affiliate of the selling party; (ii) any distribution of securities by a Person to its direct or indirect equity owners; (iii) an assignment or pledge of Shares in connection with the incurrence, maintenance or renewal of indebtedness of Timber Holding Co. or its Subsidiaries; (iv) any Transfer of Shares pursuant to a Public Sale or pursuant to Rule 144 of the Securities Act; and (v) any Transfer of Shares to directors, officers, or employees of Timber Holding Co. or its Subsidiaries.

“FPH” means Forest Products Holdings, L.L.C., a Delaware limited liability company.

“FPH Holders” shall collectively refer to FPH together with any other Stockholders who directly or indirectly acquire any Shares from: (i) FPH; or (ii) Boise Sub pursuant to an Initial Period Pro-Rata Tag-Along as provided in subsection 5.3(b)(ii) below.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, is not the owner of in excess of 5% of any class or series of Timber Holding Co.’s common equity on a fully-diluted basis (a “5% Owner”) and who is not an Affiliate of any such 5% Owner.

“Law” shall mean any federal, state, foreign or local law, constitutional provision, code, statute, ordinance, rule, regulation, order, judgment or decree of any governmental authority.

“New Securities” shall mean any shares of capital stock or other equity securities (or debt securities convertible into such equity securities) of Timber Holding Co., whether now authorized or not, and rights, options or warrants to purchase said shares of capital stock and securities of any type whatsoever that are, or may become, convertible into shares of Timber Holding Co. capital stock or other Timber Holding Co. equity securities; provided, however, that the term “New Securities” shall not include: (i) securities issued in connection with any stock split, stock dividend, reclassification or recapitalization of Timber Holding Co.; (ii) shares of Common Stock issued to employees, consultants, officers or directors of Timber Holding Co. or its Subsidiaries pursuant to: (A) the exercise of any stock option, stock purchase or stock bonus plan, agreement or arrangement for the primary purpose of soliciting or retaining the services of such Persons and which is approved by the Board; or (B) the exercise of any stock option issued pursuant to a plan or agreement approved by the Board; (iii) securities issued in a Public Offering; (iv) securities issued in connection with the acquisition of any business, assets or securities of another Person; (v) securities issued to any lender of Timber Holding Co. or any of its Affiliates; and (vi) securities issued pursuant to Article Four, Section 4(a) of the certificate of incorporation of Timber Holding Co.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization.

“Pro Rata Portion” shall mean, with respect to each Stockholder, that number of shares of New Securities as is equal to the product of (i) the total number of New Securities proposed to be issued or otherwise transferred multiplied by (ii) a fraction, the numerator of which is the number of shares of Series B Common (including any common equity issued or issuable in respect of such Series B Common) held by such Stockholder immediately prior to such issuance or transfer, and the denominator of which is the total number of shares of Series B Common (including any such common equity issued or issuable in respect of such Series B Common) which are held by all Stockholders.

“Public Offering” shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act (or any comparable form under any similar statute then in force), covering the offer and sale of Series B Common.

“Public Sale” means: (i) any sale of Series B Common pursuant to a Public Offering  or (ii) any Spin-Off.

“Registration Rights Agreement” shall have the meaning set forth in the Asset Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, as shall be in effect at the time.

“Series A Common” means Series A Common Stock of Timber Holding Co., par value $0.01 per share.

“Series B Common” means Series B Common Stock of Timber Holding Co., par value $0.01 per share.

Series C Common” means Series C Common Stock of Timber Holding Co., par value $0.01 per share.

“Shares” shall mean any Series A Common, Series B Common or Series C Common held by any Stockholder (including any equity securities issued or issuable in respect of such Series A Common, Series B Common or Series C Common pursuant to a stock split, stock dividend, reclassification, combination, merger, consolidation, recapitalization or other reorganization) and any other capital stock of any class or series of Timber Holding Co. held by any Stockholder.  As to any particular Shares, such shares shall cease to be Shares for all purposes of this Agreement when they have been sold or transferred pursuant to a Public Sale, and the transferee of any Shares pursuant to a Public Sale shall not be considered a Stockholder for purposes of this Agreement by virtue of the ownership of Shares transferred pursuant to such Public Sale.

“Spin-Off” shall mean any distribution by Boise Sub or one of its Affiliates of all of its Shares of any class or series to its public stockholders, if any.

“Stockholders” means Boise Sub, FPH and each Person other than Timber Holding Co. who is or becomes bound by this Agreement. Stockholders are sometimes individually referred to herein as a “Stockholder”.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, either directly or through or together with any other Subsidiary of such Person, owns 50% or more of the equity interests.

“Timber Holding Co.” shall mean Boise Land & Timber Holding Co., a Delaware corporation.

“Voting Stock” shall mean securities of Timber Holding Co. of any class or series the holders of which are entitled to vote generally in the election of directors of Timber Holding Co.

1.2                                 Other Definitional Provisions.

(a)                                  The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                                  The terms “dollars” and “$” shall mean United States dollars.

(d)                                 The term “including” shall be deemed to mean “including without limitation.”

(e)                                  Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

ARTICLE II
BUSINESS AND OPERATIONS OF TIMBER HOLDING CO.

2.1                                 Purposes and Business. Except as otherwise approved by the Board, the original purpose of Timber Holding Co. and its Subsidiaries shall be to engage in the business of acquiring, growing, harvesting, and selling timber and timberlands and other activities related to the foregoing or in connection therewith. Timber Holding Co. shall not and shall not permit any of its Subsidiaries to (and FPH shall not cause or, to the extent reasonably within FPH’s control, permit Timber Holding Co. or any of its Subsidiaries to) engage in any other activity or business except to the extent approved by the Board.

2.2                                 Principal Executive Offices. The principal executive offices of Timber Holding Co. shall be located at 1111 W. Jefferson Street, Boise, Idaho, 83728 or such other location as determined by the Board.

ARTICLE III
BOARD OF DIRECTORS

3.1                                 General. From and after the Closing, each Stockholder will vote all of its respective Shares and any other Voting Stock over which it possesses direct or indirect voting power and will take all other necessary or desirable actions within its direct or indirect control (whether in its capacity as a stockholder of Timber Holding Co. or otherwise), and Timber Holding Co. will take all necessary and desirable actions within its control, in order to give effect to the provisions of this Article III.  By way of example and without limiting the generality of the foregoing, Boise Sub and FPH shall amend the certificate of incorporation or by-laws or both, as applicable, of Timber Holding Co. and each Subsidiary to incorporate and effectuate the provisions in this Article III.

3.2                                 Powers. Subject to the provisions of the DGCL, the certificate of incorporation of Timber Holding Co., the by-laws of Timber Holding Co. and this Agreement, the business and affairs of Timber Holding Co. shall be managed by or under the direction of the Board.

3.3                                 Size and Composition. The Board shall initially consist of six individuals as follows:  (i) one director shall be designated in writing by Boise Sub (the “Boise Sub Director”); (ii) four directors shall be designated in writing by FPH (the “FPH Directors”); and (iii) the remaining director shall be the Chief Executive Officer of Timber Holding Co. (the “CEO Director”); provided that, notwithstanding the foregoing, FPH may, by written notice to Timber Holding Co., at any time and from time to time, increase or decrease the number of FPH Directors; provided further that in the event that (i) FPH elects to increase the number of FPH Directors above four, Boise Sub shall be entitled to increase the number of Boise Sub Directors such that the number of Boise Sub Directors as a percentage of all directors of Timber Holding Co. then in office is as close as possible to (but not in excess of) the percentage of Series B Common of Timber Holding Co. then held by Boise Sub or (ii) FPH subsequently elects to decrease the number of FPH Directors, then the number of Boise Sub Directors shall be decreased such that the number of Boise Sub Directors as a percentage of all directors of Timber Holding Co. then in office is as close as possible to (but not in excess of) the percentage of Series B Common of Timber Holding Co. then held by Boise Sub.  Notwithstanding anything in clause (ii) of the immediately foregoing sentence to the contrary, the number of Boise Sub Directors shall not be decreased below one (1) unless or until Boise Sub’s rights to designate a Boise Sub Director have terminated in accordance with this Agreement.  Boise Sub and FPH, as the holders of a majority of the Voting Stock and thus entitled to elect the CEO Director, shall: (x) at each election of directors (or filling of a vacancy with respect to the CEO Director), elect the individual then serving as the Chief Executive Officer of Timber Holding Co. as the CEO Director; and (y) remove the CEO Director if the CEO Director ceases to serve as the Chief Executive Officer of Timber Holding Co. Anything to the contrary contained herein notwithstanding, the rights of each of Boise Sub and FPH to designate directors as provided herein shall not be assignable (by operation of law, the transfer of Shares or otherwise) without the prior written consent of the other; provided, however, that each of Boise Sub and FPH shall,  without the prior written consent of the other, be entitled to assign its rights to designate directors as provided herein to one of its Affiliates that is (or becomes) a Stockholder.  If directed by FPH, one or more representatives of financing sources to FPH and/or any of its Subsidiaries shall be entitled to attend meetings of (and receive information provided to the directors of) the Board; provided, however, that such representative shall not be or have any rights of a director of the Board.

3.4                                 Term; Removal; Vacancies. The members of the Board other than the CEO Director shall hold office at the pleasure of the Stockholder which designated them.  Any such Stockholder may at any time, by written notice to the other Stockholder and Timber Holding Co., remove (with or without cause) any member of the Board designated by such Stockholder other than the CEO Director. Subject to applicable Law, no member of the Board may be removed except by written request by the Stockholder that designated the same. In the event a vacancy occurs on the Board for any reason, the vacancy will be filled by the written designation of the Stockholder entitled to designate the director creating the vacancy.

3.5                                 Notice; Quorum. Meetings of the Board may be called upon not less than three days’ prior written notice to all directors stating the purpose or purposes thereof. Such notice shall be effective upon receipt, in the case of personal delivery, facsimile transmission or other electronic transmission, and five Business Days after deposit with the U.S. Postal Service, postage prepaid, if mailed. The presence in person of a majority of the directors then serving on the Board shall constitute a quorum for the transaction of business at any special, annual or regular meeting of the Board.  Each Stockholder shall use its reasonable efforts to ensure that a quorum is present at any duly convened meeting of the Board and each of Boise Sub and FPH may designate by written notice to the other an alternate representative to act in the absence of any of its designates at any such meeting. If, at any meeting of the Board, a quorum is not present, a majority of the directors present may, without further notice, adjourn the meeting from time to time until a quorum is obtained.

3.6                                 Voting. Each member of the Board shall be entitled to cast one vote on each matter considered by such Board; provided, however, that in the event that a vote would result in a tie or deadlock with respect to a matter, the CEO Director shall not be entitled to vote with respect to such matter (the Board shall poll its members prior to any vote to effectuate the purposes of this sentence).  Except as otherwise expressly provided by this Agreement, the act of a majority of the members of the Board present at any meeting at which a quorum is present shall constitute an act of the Board, as applicable.  Notwithstanding anything to the contrary contained herein, from and after the first business day after the Closing: (x) the following matters shall require, in addition to any other vote required by applicable law, the affirmative vote of at least the Applicable Percentage of the directors then in office; (y) Timber Holding Co. shall not directly or indirectly take, and shall not permit any of its Subsidiaries to directly or indirectly take, any of the following actions without first obtaining such approval; and (z) FPH shall not cause or, to the extent reasonably within FPH’s control, permit Timber Holding Co. or any of its Subsidiaries to take any of the following actions without first obtaining such approval:

(i)                                     subject to applicable Law or fiduciary duty, any dissolution or liquidation of Timber Holding Co.;

(ii)                                  in addition to any other requirement required under Section 8.13 hereof, any amendment of the certificate of incorporation, articles of incorporation, by-laws or other governing documents of Timber Holding Co. or any of its Subsidiaries which would (a) treat any Boise Sub Holder disproportionately vis-a-vis any FPH Holder or (b) place any restriction or limitation on the ability of any Boise Sub Holder to Transfer all or any portion of its Shares or reduce the consideration received or to be received by such Boise Sub Holder in connection with such Transfer;

(iii)                               the entry into, or amendment of, contracts or other transactions between Timber Holding Co. and/or any of its Subsidiaries, on the one hand, and a Stockholder or any Affiliate thereof, on the other hand except for: (a) the execution, delivery and performance of contracts, amendments and/or transactions at or prior to Closing related to or in connection with the transactions contemplated by the Asset Purchase Agreement; and (b) contracts, amendments and transactions which are no less favorable to Timber Holding Co. and its Subsidiaries than could be obtained from Boise Sub or its Affiliates or Independent Third Parties negotiated on an arms-length basis;

(iv)                              except as provided for in Timber Holding Co.’s certificate of incorporation, the direct or indirect redemption, retirement, purchase or other acquisition of any equity securities of Timber Holding Co. except for (A) pro rata redemptions among the holders thereof or (B) repurchases pursuant to Article Four, Section 4(c) of the certificate of incorporation of Timber Holding Co.;

(v)                                 appointment of any public auditors which are not one of the Big Four accounting firms; and

(vi)                              delegation of any of the matters covered by any of clauses (i) through (v) above to any committee of the Board.

Notwithstanding the foregoing, the approvals required by this Section 3.6 with respect to any of the matters in subsections (i) through (vi) above shall not restrict the sale of any assets or operations of Timber Holding Co. or any of its Subsidiaries or located on the properties of Timber Holding Co. or any of its Subsidiaries.

3.7                                 Telephonic Meetings; Written Consents. Except as may otherwise be provided by applicable Law, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting pursuant to a written consent, in compliance with the DGCL and Section 3.6 hereof and such written consent is filed with the minutes of the proceedings of the Board or such committee. Any meeting of the Board or any committee thereof may be held by conference telephone or similar communication equipment, so long as all Board or committee members participating in the meeting can hear one another clearly, and participation in a meeting by use of conference telephone or similar communication equipment shall constitute presence in person at such meeting.

3.8                                 Initial Directors. Boise Sub and FPH shall make their initial designations pursuant to Section 3.3 on or prior to the Closing Date.

3.9                                 Recapitalization of Timber Holding Co. Under Certain Circumstances. For any Public Offering or Spin-Off prior to the time Timber Holding Co. becomes subject to the Exchange Act with respect to Shares: (i) Timber Holding Co. shall use commercially reasonable efforts to effect a stock split, stock dividend or stock combination which, in the opinion of the managing underwriter for the Public Offering or Boise Sub’s financial advisor in connection with a Spin-Off, is desirable for the sale, marketing or distribution of the Shares to the public; and (ii) as long such stock split, stock dividend or stock combination does not treat such Shares or other Voting Stock differently than all other Shares or other Voting Stock held by the other holders of Shares and Voting Stock, each Stockholder agrees to vote all of its respective Shares and any other Voting Stock over which it possesses direct or indirect voting power in order to cause such stock split, dividend or combination to be effected consistent with the provisions of this Section 3.9.

ARTICLE IV
ACCOUNTING, BOOKS AND RECORDS

4.1                                 Fiscal Year. The fiscal year of Timber Holding Co. shall be the period commencing January 1 in any year and ending December 31 of that year, except that the first fiscal year of Timber Holding Co. shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs.

4.2                                 Books and Records. Timber Holding Co. shall keep at its principal executive offices books and records typically maintained by Persons engaged in similar businesses and which set forth an account of the business and affairs of Timber Holding Co. and its Subsidiaries, including a fair presentation of all income, expenditures, assets and liabilities thereof. Such books and records shall include all information reasonably necessary to permit the preparation of financial statements required by applicable Law in accordance with GAAP.  In addition to, and not in limitation of, the rights accorded all stockholders of Timber Holding Co. by Section 220 of the DGCL, each Stockholder who, together with its Affiliates, owns 10% or more of the outstanding common equity of Timber Holding Co. (a “10% Stockholder”) and its respective authorized representatives shall have the right, at its own cost and at all reasonable times and upon reasonable advance written notice to Timber Holding Co., to have access to, inspect, audit and copy the original books, records, files, securities, vouchers, canceled checks, employment records, bank statements, bank deposit slips, bank reconciliations, cash receipts and disbursement records, and other documents of Timber Holding Co. and its Subsidiaries.

4.3                                 Auditors. Timber Holding Co. shall engage one of the Big Four accounting firms as the initial independent public auditors of Timber Holding Co. and its Subsidiaries.

4.4                                 Reporting. Timber Holding Co. shall use its commercially reasonable efforts to deliver to each Stockholder unaudited consolidated interim financial statements for Timber Holding Co. and its Subsidiaries for each fiscal quarter (including a balance sheet as of the end of such period and statements of income, stockholders’ equity and cash flows for such period) within 35 days after the close of each fiscal quarter. Timber Holding Co. will use its commercially reasonable efforts to deliver to each Stockholder within (a) 120 days after the close of each fiscal year of Timber Holding Co., consolidated annual financial statements for Timber Holding Co. and its Subsidiaries for such fiscal year (including a balance sheet as of the end of such fiscal year and statements of income, stockholders’ equity and cash flows for such fiscal year), in each case audited and certified by the CPA Firm, and (b) 60 days after the close of each fiscal year of Timber Holding Co., unaudited consolidated annual financial statements for

Timber Holding Co. and its Subsidiaries for such fiscal year (including a balance sheet as of the end of such fiscal year and statements of income, stockholders’ equity and cash flows for such fiscal year). Such annual and interim financial statements shall contain such statements and schedules, prepared in accordance with the requirements of the Stockholders, as may be requested in writing by any of the 10% Stockholders. In addition to the foregoing, if BCC or any of its Affiliates is required to report its investment in Timber Holding Co. under an equity accounting method, Timber Holding Co. shall use its commercially reasonable efforts to notify BCC or the Affiliate of its share of Timber Holding Co.’s income or loss when available consistent with past practices.  Timber Holding Co. shall bear the cost of providing financial and accounting information reasonably required by any of the 10% Stockholders in the preparation of such 10% Stockholder’s own financial statements. Such annual and interim financial statements shall be prepared in accordance with GAAP and shall present fairly the financial position and results of operations of Timber Holding Co.

4.5                                 Stockholder’s Audit. In addition to, and not in limitation of, the rights accorded all stockholders of Timber Holding Co. by Section 220 of the DGCL, upon reasonable advance written notice to Timber Holding Co., any 10% Stockholder may request an audit of the books and records of Timber Holding Co. and its Subsidiaries (a “Stockholder’s Audit”) by an independent auditor of its selection, other than the CPA Firm. Any Stockholder’s Audit shall be at the expense of the requesting 10% Stockholder unless material error or fraud is found, in which case such audit shall be at the expense of Timber Holding Co.. All information obtained by any 10% Stockholder in any such audit shall be treated as confidential.

4.6                                 Consent of Timber Holding Co. Auditors. Upon request from time to time by any 10% Stockholder, Timber Holding Co. shall use its commercially reasonable efforts to obtain the written agreements of Timber Holding Co.’s auditors to permit the use of Timber Holding Co.’s audited financial statements in connection with such 10% Stockholder’s and/or its Affiliates’ filings made with the Commission (if such financial statements are necessary for such filings with the Commission) and, subject to such auditor’s normal procedures, in private or public offerings of securities of such 10% Stockholder and/or its Affiliates as may be reasonably requested by such 10% Stockholder. In addition, Timber Holding Co. will use commercially reasonable efforts to cause Timber Holding Co.’s auditors to provide a comfort letter in accordance with SAS 72 for any such offering.

ARTICLE V
TRANSFER OF SHARES

5.1                                 General. No Stockholder will directly or indirectly sell, assign, pledge, encumber, hypothecate, dispose of or otherwise transfer (“Transfer”) any Shares or interest in any Shares, agree to any such Transfer or permit any such interest to be subject to Transfer, directly or indirectly, by merger or other operation of law, agreement or otherwise, except pursuant to and in compliance with the provisions of this Article V.  Any purported Transfer in any other manner, unless otherwise expressly permitted by this Article V, shall be null and void, and shall not be recognized or given effect by Timber Holding Co. or any Stockholder.

5.2                                 Transfers by Boise Sub Holders. Subject to the other provisions of this Section 5.2, a Boise Sub Holder may at any time, without the consent of any other Stockholder,

Transfer any or all of its Shares or interests in Shares (a) to any Affiliate or (b) to any third Person or Persons pursuant to a Public Sale or a sale pursuant to Rule 144 of the Securities Act.  Notwithstanding the foregoing, except in the case of a Public Sale, no Boise Sub Holder may Transfer any Shares to any other Person then engaged, directly or indirectly, in a business that competes with any business of FPH or any of its Subsidiaries.  Furthermore, no Boise Sub Holder may Transfer any Shares, except in a Public Sale, without the prior written consent of FPH (which may be withheld by FPH for any reason until the third anniversary of the closing under the Asset Purchase Agreement and may be withheld after the third anniversary in FPH’s reasonable discretion).  In no event shall Boise Sub, without the prior written consent of FPH, Transfer any Shares to BCC or any Subsidiary of BCC that owned, leased or licensed any assets transferred to Timber Holding Co. in connection with the transactions contemplated by the Asset Purchase Agreement.  The foregoing consent rights shall not be assignable by FPH or inure to the benefit of any transferee, successor or assign of FPH, except for an Affiliate of FPH who is (or becomes) a Stockholder.  Notwithstanding the foregoing and except in the case of a Public Sale, any Transfer of Shares by a Boise Sub Holder shall be null and void and Timber Holding Co. shall refuse to recognize such Transfer unless the transferee executes and delivers to each party hereto an agreement (a “Boise Sub Joinder Agreement”): (i) acknowledging that all Shares or interests in any Shares so transferred are and shall remain subject to this Agreement; and (ii) agreeing to be bound hereby.  Furthermore, as a condition precedent to any Transfer of Shares by a Boise Sub Holder, BCC must certify in writing to Timber Holding Co., without qualification, that (A) each of BCC, Boise Sub and any Affiliate of BCC or Boise Sub (collectively, including Boise Cascade Office Products Corp. and OfficeMax Incorporated, the “BCC Parties”) is in good standing under each agreement, arrangement or covenant to which a BCC Party is party with FPH or any of FPH’s Affiliates (including, without limitation, the Asset Purchase Agreement, the BOS Paper Sales Agreement and the Additional Consideration Agreement, the “Relevant Agreements”), (B) no BCC Party has in any material respect defaulted under or breached, or is in any material respect in default under or in breach of, any Relevant Agreement and (C) each such BCC Party reaffirm its obligations under each such Relevant Agreement.  Any Boise Sub Holder shall notify the other parties of any intended Transfer of Shares or interests in Shares pursuant to this Section 5.2 (other than pursuant to an Exempt Sale), giving the name and address of the intended transferee; provided, however, that no otherwise valid Transfer shall be rendered invalid solely as a result of a failure to give notice hereunder. Notwithstanding anything herein to the contrary, transferees of a Boise Sub Holder shall assume all obligations of the transferring Boise Sub Holder hereunder, but, except with respect to an Affiliate of Boise Sub, shall not be entitled to any rights of Boise Sub, a Boise Sub Holder or a Stockholder conferred by this Agreement.

5.3                                 Transfers by FPH Holders.

(a)                                  Permitted Transfers. An FPH Holder may at any time, without the consent of any other Stockholder, (i) Transfer any or all of its Shares to one or more Affiliates of FPH, (ii) Transfer any or all its Shares pursuant to an Exempt Sale, or (iii) sell any or all of its Shares to any other third Person or Persons or pursuant to a Public Sale or otherwise Transfer Shares, subject to the remaining provisions of this Section 5.3.  The foregoing consent right shall not be assignable by Boise Sub or inure to the benefit of any transferee, successor or assign of Boise Sub, except for an Affiliate of Boise Sub who is (or becomes) a Stockholder.  Notwithstanding the foregoing and except in the case of a Public Sale or sale to directors, officers or employees of

Timber Holding Co., any Transfer of Shares by an FPH Holder shall be null and void and Timber Holding Co. shall refuse to recognize such Transfer unless the transferee executes and delivers to each party hereto an agreement (an “FPH Joinder Agreement”): (x) acknowledging that all Shares or interests in any Shares so transferred are and shall remain subject to this Agreement; and (y) agreeing to be bound hereby.  Upon execution of an FPH Joinder Agreement, except as otherwise expressly provided herein and except for any right hereunder to consent to any action or proposed action (including, without limitation, any proposed Transfer of Shares), the rights of the transferring FPH Holder hereunder with respect to the Shares transferred shall be assigned to such transferee.  Any FPH Holder shall notify the other parties of any intended Transfer of Shares or interests in Shares pursuant to this Section 5.3 (other than an Exempt Sale), giving the name and address of the intended transferee; provided, however, that no otherwise valid Transfer shall be rendered invalid solely as a result of a failure to give notice hereunder.

(b)                                 Tag-Along Rights. Boise Sub and its Affiliates shall have tag-along rights as provided in this
Section 5.3(b):

(i)                                     In the event any FPH Holder desires to sell all or any part of any class or series of its Shares to a third Person (other than pursuant to an Exempt Sale), it shall provide prior written notice (the “Sale Notice”) to Boise Sub setting forth in reasonable detail the terms and conditions on which the proposed sale is to be made and identifying the proposed purchaser. Boise Sub shall have the option (the “Tag-Along Option”) to sell any or all of its Shares of the same class and series to the proposed purchaser on the terms and conditions set forth in such Sale Notice subject to the provisions set forth in this Section 5.3(b). Boise Sub shall exercise its Tag-Along Option by giving written notice to FPH within ten Business Days following its receipt of the Sale Notice, which notice shall specify the number of Shares of the same class and series as to which Boise Sub is exercising its Tag-Along Right. In the event that Boise Sub exercises its Tag-Along Option with respect to any Sale Notice, Boise Sub shall be entitled to sell its pro rata share (based on the number of Shares proposed to be sold by the FPH Holder and Boise Sub, respectively) of the Shares proposed to be sold by the FPH Holder in the Sale Notice, in each case on terms and conditions no less favorable than specified in the Sale Notice or otherwise applicable to the sale to such prospective purchasers by the FPH Holder. In the event that Boise Sub does not exercise its Tag-Along Option with respect to any Sale Notice, the FPH Holder shall be entitled to sell all or any part of its Shares as specified in the Sale Notice to the prospective purchaser specified in the Sale Notice on the terms and conditions set forth in the Sale Notice (subject to the provisions of the third sentence of Section 5.3(a) hereof).

(ii)                                  Notwithstanding subsection 5.3(b)(i) above, with respect to sales by a FPH Holder of any part of any class or series of its Shares to a third Person (other than pursuant to an Exempt Sale) prior to the expiration of the six-month period beginning on the Closing Date at a per share price which does not exceed the per share price paid (excluding any interest for the carrying cost of such Share) by such FPH Holder for such Shares:

(A)                              Boise Sub and its Affiliates shall not have a Tag-Along Option during such six-month period for sales of Shares in the aggregate amount of $125 million (“Excluded Tag-Along Sales”); and

(B)                                Boise Sub shall have a Tag-Along Option on a pro-rata basis (i.e., on the same basis applicable in section 5.3(b)(i) above) with respect to such sales of Shares by FPH Holders during such six-month period in excess of the Excluded Tag Along Sales (the “Initial Period Pro-Rata Tag-Along”).

The provisions of this subsection 5.3(b)(ii) shall (x) terminate upon the expiration of the six-month period beginning on the Closing Date and (y) apply only to a Transfer or proposed Transfer to any Person that is a private equity fund, investment banking fund, or Affiliate of the foregoing.

(iii)                               Notwithstanding anything in this Agreement to the contrary, the rights under this Section 5.3(b) shall be exclusive to Boise Sub and its Affiliates and shall not be assignable to or inure to the benefit of any transferee of Boise Sub or any successors or assigns of Boise Sub, other than Affiliates of Boise Sub.

5.4                                 Drag-Along Provisions.

(a)                                  Drag-Along Sale. If a sale of all or substantially all of Timber Holding Co.’s assets determined on a consolidated basis or a sale of all or substantially all of Timber Holding Co.’s outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to any Independent Third Party or group of Independent Third Parties (a “Sale of the Company”) is approved by the Board or the holders of a majority of the Shares of Series B Common held by the FPH Holders (a “Drag-Along Sale”), each Stockholder will consent to and raise no objections against such Drag-Along Sale on the terms and subject to the conditions set forth in the remaining provisions of this Section 5.4.

(b)                                 Drag-Along Notice. A notice regarding any Drag-Along Sale (a “Drag-Along Notice”) shall be delivered within two Business Days following approval of any Drag-Along Sale by Timber Holding Co. or the FPH Holders to each Stockholder.  The Drag-Along Notice shall include a copy of a bona fide offer from the intended buyer, which shall set forth the principal terms of the Drag-Along Sale, including the name and address of the intended buyer.

(c)                                  Drag-Along Sale Obligations. In connection with any Drag-Along Sale, the Stockholders shall, and shall elect directors who shall, take all necessary or desirable actions in connection with the consummation of the Drag-Along Sale. If the Drag-Along Sale is structured as: (i) a merger or consolidation, each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation; (ii) a sale of stock, each Stockholder shall agree to sell all of its Shares and rights to acquire Shares on the terms and conditions so approved; or (iii) a sale or assets, each Stockholder shall vote in favor of such sale and any subsequent liquidation of Timber Holding Co. or other distribution of the proceeds therefrom. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Drag-Along Sale reasonably requested by FPH or Timber Holding Co., and each Stockholder shall be obligated to agree on a pro rata, several (and not joint) basis

(based on the share of the aggregate proceeds paid in such Drag-Along Sale) to any indemnification obligations that the FPH Holders agree to provide in connection with such Drag-Along Sale (other than any such obligations that relate specifically to a particular holder of Shares such as indemnification with respect to representations and warranties given by a holder regarding such holder’s title to and ownership of Shares).

(d)                                 Conditions to Drag-Along Sale Obligations. The obligations of each Stockholder with respect to a Drag-Along Sale are subject to the satisfaction of the following conditions: (i) the consideration to be received by the Stockholders with respect to the Drag-Along Sale shall consist only of cash, publicly-traded securities, or a combination of cash and publicly traded Securities; (ii) if any holders of a class or series of Shares are given an option as to the form and amount of consideration to be received, each holder of such class or series of Shares that is an “accredited investor” will be given the same option; (iii) each holder of then currently exercisable rights to acquire shares of a class or series of Shares will be given an opportunity to exercise such rights prior to the consummation of the Drag-Along Sale and participate in such sale as holders of such class or series of Shares; and (iv) each Stockholder shall be entitled to receive consideration per each Share in connection with the Drag-Along Sale at least equivalent to the consideration received per each Share of the same class and series by any FPH Holder in connection with the Drag-Along Sale.

(e)                                  Expenses. Each Stockholder will bear its pro-rata share (based on the share of the aggregate proceeds paid in such Drag-Along Sale) of the costs of any sale of Shares pursuant to a Drag-Along Sale to the extent such costs are incurred for the benefit of all holders of Series B Common and are not otherwise paid by Timber Holding Co. or the acquiring party. For purposes of this Section 5.4(e), costs incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of a Drag-Along Sale in accordance with this Section 5.4 shall be deemed to be for the benefit of all holders of Series B Common. Costs incurred by Stockholders on their own behalf will not be considered costs of the transaction hereunder.

(f)                                    Exception to Drag-Along. Notwithstanding anything to the contrary contained in this Section 5.4, no Stockholder shall have any obligation under this Section 5.4 with respect to a Drag-Along Sale if the Drag-Along Notice with respect to the Drag-Along Sale is received by Boise Sub after the holders of Boise Sub Registrable Securities have requested a Demand Registration which Timber Holding Co. is obligated to observe pursuant to the Registration Rights Agreement and for a period thereafter ending on the date following consummation of the sale of all Shares subject to such Demand Registration unless, in the opinion of the managing underwriter for such Demand Registration, the per Share consideration payable pursuant to the Drag-Along Sale exceeds the net proceeds per Share expected to be received by selling stockholders pursuant to the Demand Registration.

5.5                                 Legends. A copy of this Agreement shall be filed with the Secretary of Timber Holding Co. and kept with the records of Timber Holding Co.  Each of the Stockholders hereby agrees that each outstanding certificate representing Shares shall bear a conspicuous legend reading substantially as follows:

“The securities represented by this Certificate have not been registered under the Securities Act of 1933 or the applicable state and other securities laws and may not be sold, pledged, hypothecated, encumbered, disposed of or otherwise transferred without compliance with the Securities Act of 1933 or any exemption thereunder and applicable state and other securities laws. The securities represented by this Certificate are subject to the restrictions on transfer and other provisions of a Stockholders Agreement dated as of October 29, 2004, (as amended from time to time, the “Agreement”) by and among Boise Land & Timber Holdings Corp. (the “Company”) and certain of its stockholders, and may not be sold, pledged, hypothecated, encumbered, disposed of or otherwise transferred except in accordance therewith. A copy of the Agreement is on file at the principal executive offices of the Company.”

ARTICLE VI
RIGHTS ON NEW SECURITY ISSUANCE

6.1                                 Preemptive Rights. Timber Holding Co. hereby grants to each Stockholder the irrevocable and exclusive first option (the “First Option”) to purchase all or part of its Pro Rata Portion of any New Securities which Timber Holding Co. may, from time to time after the date of this Agreement, propose to issue and sell or otherwise transfer.

6.2                                 Notices With Respect to Proposed Issuance of New Securities. In the event Timber Holding Co. proposes to undertake an issuance or other transfer of New Securities, it shall give each Stockholder entitled to a First Option pursuant to this Article VI written notice (the “Company Notice”) of its intention, describing in detail the type of New Securities, the price and the terms upon which Timber Holding Co. proposes to issue or otherwise transfer such New Securities. Each such Stockholder shall have 10 Business Days from the date of receipt of any such Company Notice to agree to purchase, pursuant to the exercise of the First Option, up to such Stockholder’s Pro Rata Portion of each type and class and series of such New Securities (i.e., the same strips) for the price and upon the terms and conditions specified in the Company Notice by giving written notice to Timber Holding Co. and stating therein the quantity of New Securities to be purchased.

6.3                                 Company’s Right to Complete Proposed Sale of New Securities to the Extent Preemptive Rights are Not Exercised. In the event the Stockholders fail to exercise a preemptive right with respect to any New Securities within the periods specified in Section 6.2, Timber Holding Co. shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of such New Securities shall be closed, if at all, within 45 days from the date of said agreement) to sell the New Securities not elected to be purchased by the Stockholders at the price and upon terms not substantially more favorable to the prospective purchasers of such securities than those specified in Company Notice. In the event that Timber Holding Co. has not sold the New Securities or entered into an agreement to sell the New Securities within said 90-day period. Timber Holding Co. shall not thereafter issue or sell or otherwise transfer such New

Securities without first offering such securities to the Stockholders in the manner provided in this Article VI.

6.4                                 Closing of Purchase. If a Stockholder elects to purchase up to its Pro Rata Portion of any New Securities set forth in any Company Notice, such purchase shall be consummated at such time and at such location selected by Timber Holding Co. upon reasonable advance notice. At the consummation of any purchase and sale of New Securities pursuant to this Article VI: (i) Timber Holding Co. shall issue or otherwise transfer to the electing Stockholder the certificates evidencing the New Securities being purchased, together with such other documents or instruments reasonably required by counsel for the Stockholder to consummate such purchase and sale; (ii) the Stockholder will deliver the cash consideration payable by wire transfer of immediately available funds to an account or accounts designated in writing by Timber Holding Co. (such designation to be made no later than two Business Days prior to the date of such consummation); (iii) Timber Holding Co. shall deliver to the Stockholder a written representation that the New Securities are being purchased and sold free and clear of any and all Encumbrances (other than Encumbrances under existing securities Laws and under this Agreement and the certificate of incorporation for Timber Holding Co.); and (iv) the Stockholder shall deliver to Timber Holding Co. such written investment representations as may reasonably be required by counsel to Timber Holding Co. for securities Laws purposes and all other applicable representations and warranties as other purchasers of New Securities. Notwithstanding the foregoing, any purchase of New Securities pursuant to this Article VII shall be on the same terms and conditions as set forth in the Company Notice.

ARTICLE VII
TERM

7.1                                 Term. Subject to the next sentence, unless earlier terminated by mutual agreement of Boise Sub and FPH, this Agreement shall terminate upon the earliest to occur of: (i) the complete liquidation or dissolution of Timber Holding Co. or its Subsidiaries and the payment of the proceeds of such liquidation or dissolution to Boise Sub and FPH; (ii) a Public Offering (provided that thereafter this Agreement shall nevertheless remain in full force and effect with respect to the provisions of Section 8.13 and all related definitions and provisions to the extent necessary or desirable to give effect to Section 8.13 until the Boise Sub Holders cease to hold any Series A Common or the occurrence of an event described in clauses (i), (iii), (iv), or (v) of this sentence); (iii) such date as Boise Sub and its Affiliates first hold less than 50% of the number of Shares of Series B Common that they hold on the date of the Closing; (iv) the acquisition of all or substantially all of the stock or assets of BCC or Boise Sub (whether directly or indirectly and whether by stock sale, asset sale, merger, consolidation, combination or otherwise) by a Person engaged, directly or indirectly, in a business that has more than $500 million in annual revenues in a business that competes or businesses that compete with the business of FPH and its Subsidiaries, or (v) at the election of FPH, at any time when Boise Sub or any of its permitted Affiliates own Shares, Boise Sub or such permitted Affiliate ceases to be a Subsidiary of BCC; provided, however, that in case of any termination pursuant to this Section 7.1, unless otherwise determined by FPH, this Agreement shall nevertheless remain in full force and effect with respect to the drag-along provisions set forth in Section 5.4 and all related definitions and provisions to the extent necessary or desirable to give full force and effect to Section 5.4.  The rights of each of Boise Sub and FPH to terminate this Agreement by mutual agreement and the right of FPH to terminate this Agreement with respect to the drag-along provisions of Section 5.4 are not assignable by Boise Sub or FPH, and shall not inure to the benefit of any transferee, successor or assign of Boise Sub or Boise Sub, other than to an Affiliate of such party who is (or becomes) a Stockholder, without the prior written consent of the other.

ARTICLE VIII
MISCELLANEOUS

8.1                                 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if: (i) delivered in person (to the individual whose attention is specified below) or via facsimile or electronic transmission (followed immediately with a copy in the manner specified in clauses (ii) or (iii) hereof); (ii) sent by prepaid first-class registered or certified mail, return receipt requested; or (iii) sent by recognized overnight courier service, as follows:

to Boise Sub:

Kooskia Investment Corporation
c/o OfficeMax Incorporated
1111 West Jefferson Street
Boise, ID 83728
Attention: George Harad, Chairman of the Board
Facsimile: (208) 384-4912

with a copy to:

OfficeMax Incorporated
1111 West Jefferson Street
Boise, ID 83728
Attention: Matthew Broad, Vice President and General Counsel
Facsimile: (208) 384-7945

to FPH:

Forest Products Holdings, L.L.C.
c/o Madison Dearborn Partners, L.L.C.
Three First National Plaza
Suite 3800
Chicago, IL 60602
Attention: Samuel M. Mencoff
Thomas S. Souleles
Facsimile: (312) 895-1056
Email: smencoff@mdcp.com
tsouleles@mdcp.com

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Jeffrey W. Richards, Esq.
Facsimile: (312) 861-2200
Email: jrichards@kirkland.com

to Timber Holding Co.:

Boise Land & Timber Holdings Corp.
c/o Madison Dearborn Partners, L.L.C.
Three First National Plaza
Suite 3800
Chicago, IL 60602
Attention: Samuel M. Mencoff
Thomas S. Souleles
Facsimile: (312) 895-1056
Email: smencoff@mdcp.com
tsouleles@mdcp.com

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Jeffrey W. Richards, Esq.
Facsimile: (312) 861-2200
Email: jrichards@kirkland.com

to other Stockholders:

To the address which appears
on the books and records of Timber Holding Co.

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner. All notices and other communications hereunder shall be effective: (i) the day of delivery when delivered by hand, facsimile, electronic transmission or overnight courier; and (ii) three Business Days from the date deposited in the mail in the manner specified above.

8.2                                 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed: (i) in the case of an amendment, by: (A) Timber Holding Co.; (B) Stockholders holding a majority of the Shares of Series B Common held by the Boise Sub Holders; (C) Stockholders holding a majority of the Shares of Series B Common held by FPH Holders; and (D) by each of FPH and Boise Sub (in each case only so long as such Person or any of its Affiliates is a Stockholder); or (ii) in the case of a waiver, by the party against whom the waiver is to be effective.  The rights of Boise Sub and FPH to consent to an amendment to this Agreement shall not be assignable by Boise Sub or FPH and shall not inure to the benefit of any transferee, successor or assign of Boise Sub or FPH, other than to an Affiliate of such party who is a (or in connection therewith, becomes) Stockholder, without the prior written consent of the other.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.3                                 Assignment. Except as otherwise expressly provided herein, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

8.4                                 Entire Agreement. This Agreement (including the exhibits hereto) and the related Registration Rights Agreement, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such  matters.

8.5                                 Public Disclosure. Each of the parties hereby agrees that, except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of any stock exchange upon which its securities (or the securities of one of its Affiliates) are traded, it shall not make or permit to be made any press release or similar public announcement or communication concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto. In the event, however, that legal counsel for any party is of the opinion that a press release or similar public announcement or communication is required by Law or by the rules and regulations of any stock exchange on which such party’s securities (or the securities of one of such party’s Affiliates) are traded, then such party may issue a public announcement limited solely to that which legal counsel for such party advises is required under such Law or such rules and regulations (and the party making any such announcement shall provide a copy thereof to the other party for review before issuing such announcement).

8.6                                 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Timber Holding Co., Boise Sub, FPH or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

8.7                                 GOVERNING LAW: SUBMISSION TO JURISDICTION: SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY  HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN

ANY UNITED STATES FEDERAL COURT OR ANY STATE COURT LOCATED IN THE STATE OF ILLINOIS (THE “CHOSEN COURTS”) AND: (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS; (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS; (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO; AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 8.1 OF THIS AGREEMENT.

8.8                                 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

8.9                                 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or thereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.10                           Headings. The heading references and the table of contents herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

8.11                           Equitable Relief. Each party acknowledges that money damages would be inadequate to protect against any actual or threatened breach of this Agreement by any party and that each party shall be entitled to equitable relief, including specific performance and/or injunction, without posting bond or other security in order to enforce or prevent any violations of the provisions of this Agreement.

8.12                           No Partnership. This Agreement shall not constitute an appointment of any party as the agent of any other party, nor shall any party have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, any other party. Nothing herein or in the transactions contemplated by this Agreement shall be construed as, or deemed to be, the formation of a partnership by or among the parties hereto.

8.13                           Certain Consents of Boise Sub Holders.

(a)                                  Neither Timber Holding Co. or any of its Subsidiaries shall, without the prior written consent of Boise Sub Holders then holding a majority of the outstanding Series B Common then held by all Boise Sub Holders, make any amendment of the certificate of incorporation, articles of incorporation, by-laws or other governing documents of Timber Holding Co. or any of its Subsidiaries which would (i) treat any Boise Sub Holder disproportionately vis-a-vis any FPH Holder or (ii) place any restriction or limitation on the ability of any Boise Sub Holder to Transfer all or any portion of its Shares or reduce the consideration received or to be received by such Boise Sub Holder in connection with such Transfer.

(b)                                 Timber Holding Co. agrees that Boise Sub will have the right to cause its Series A Common to be acquired (i) by Timber Holding Co. prior to any payments being made to FPH from the proceeds of any underwritten public offering of equity securities of Timber Holding Co. and (ii) in connection with the closing of any Sale of the Company, in each case as long as cash proceeds are available to Common Stock.  The purchase price per share for Series A Common acquired pursuant to clause (i) of this Section 8.13(b) shall be equal to the Liquidation Value (as defined in Timber Holding Co.’s certificate of incorporation) thereof plus Series A Common Accumulated Dividends (as defined in Timber Holding Co.’s certificate of incorporation) plus all other accrued but unpaid dividends thereon (the “Series A Per Share Value”) and the purchase price per share for Series A Common acquired pursuant to clause (ii) of this Section 8.13(b) shall be the lesser of (A) the Series A Per Share Value and (B) the aggregate amount available for distribution to holders of Common Stock of Timber Holding Co. in such Sale of the Company divided by the number of shares of Series A Common then outstanding.

(c)                                  Timber Holding Co. shall not, without the prior written consent of Boise Sub Holders then holding a majority of the outstanding Series A Common then held by all Boise Sub Holders, pay any dividend in respect of, or make any redemption or repurchase of, any Shares of Series B Common held by any FPH Holder.

(d)                                 Notwithstanding the foregoing, in the event Timber Holding Co. directly or indirectly transfers all or substantially all of the Timberlands at any time prior to the payment in full and termination of the senior credit facility to which Boise Cascade, L.L.C. is a party and the notes issued under the high-yield indenture to which Boise Cascade, L.L.C. is a party, then Timber Holding Co. may elect to distribute a portion of the proceeds from such sale to FPH and Boise Sub.  Such a distribution may be accomplished by (A) a distribution from Timber Holdings Co. to FPH and Boise Sub, or (B) a liquidation of Timber Holding Co., and in either case the proceeds Timber Holding Co. elects to distribute shall be allocated among the Series A Common and Series B Common held by FPH and Boise Sub as a liquidating distribution pursuant to the terms of Timber Holding Co.’s certificate of incorporation.

Upon any such distribution, if there are Optional Reinvestable Proceeds, then:

(I) Boise Sub will have the option to retain an amount of proceeds equal to the lesser of (x) the aggregate Series A Per Share Value of all Series A Common held by Boise Sub (the “Series A Value”) and (y) the Optional Reinvestable Proceeds (the lesser of (x) and (y), the “Series A Retainable Proceeds”), but will have the option to invest a portion of the Series A Retainable Proceeds in Series A Common Units of Operating Holding Co. in an amount equal to the lesser of the Series A Retainable Proceeds and the Optional Reinvestment Amount; and

(II) if the Series B Optional Reinvestment Amount is greater than zero, then (x) FPH will invest in Series B Common Units of Operating Holding Co. an amount equal to the Series B Optional Reinvestment Amount multiplied by a fraction, the numerator of which is the total sale proceeds distributed to FPH, and the denominator of which is the total sale proceeds distributed to FPH and Boise Sub in respect of their Series B Common; and (y) Boise Sub will invest in Series B Common Units of Operating Holding Co. (at the same price per unit as paid by FPH under clause (x) above) an amount equal to the Series B Optional Reinvestment Amount multiplied by a fraction, the numerator of which is the total sales proceeds distributed to Boise Sub in respect of its Series B Common, and the denominator of which is the total sale proceeds distributed to FPH and Boise Sub in respect of their Series B Common.

Upon any such distribution, if there is a Mandatory Reinvestment Amount, then:

(A) if the Series A Value is greater than the Optional Reinvestable Proceeds (or if there are no Optional Reinvestable Proceeds), then Boise Sub will invest in Series A Common Units of Operating Holding Co. an amount equal to the Mandatory Reinvestment Amount multiplied by a fraction, the numerator of which is the total sale proceeds distributed to Boise Sub in respect of its Series A Common (less the Series A Retainable Proceeds, if any), and the denominator of which is the total sale proceeds distributed to FPH and Boise Sub (less the Series A Retainable Proceeds, if any);

(B) FPH will invest in Series B Common Units of Operating Holding Co. an amount equal to the Mandatory Reinvestment Amount multiplied by a fraction, the numerator of which is the total sale proceeds distributed to FPH, and the denominator of which is the total sale proceeds distributed to FPH and Boise Sub (less the Series A Retainable Proceeds, if any); and

(C) Boise Sub will invest in Series B Common Units of Operating Holding Co. (at the same price per unit as paid by FPH under clause (B) above) an amount equal to the Mandatory Reinvestment Amount multiplied by a fraction, the numerator of which is the total sale proceeds distributed to Boise Sub in respect of its Series B Common, and the denominator of which is the total sale proceeds distributed to FPH and Boise Sub (less the Series A Retainable Proceeds, if any).

The “Mandatory Reinvestment Amount” shall be equal to the sum, without duplication, of: (i) if Boise Cascade L.L.C. is required under the terms of its senior credit facility to pay to its lenders any portion of the proceeds from the sale of Timberlands over and above amounts of debt otherwise repaid by Timber Holding Co. and its Subsidiaries, the amount of such excess requirement, plus (ii) any other proceeds from the sale of Timberlands distributed to FPH and Boise Sub that pursuant to the terms of the high-yield indenture to which Boise Cascade L.L.C. is a party may not be distributed to the shareholders of Timber Holding Co. without reinvestment thereof by such shareholders in Operating Holding Co.

The “Optional Reinvestable Proceeds” shall be equal to any proceeds from the sale of Timberlands distributed to FPH and Boise Sub over and above any Mandatory Reinvestment Amount; provided that the Optional Reinvestable Proceeds shall be reduced by the aggregate federal and state income taxes payable in respect of the total sale proceeds distributed to FPH and Boise Sub.

The “Optional Reinvestment Amount” shall be equal to, if Boise Cascade L.L.C. is permitted to repurchase or redeem any notes under the terms of its high-yield indenture with any portion of the Optional Reinvestable Proceeds, the amount of such proceeds that FPH determines shall be used to repurchase or redeem such notes.

The “Series B Optional Reinvestment Amount” shall mean the lesser of (x) the excess, if any, of the Optional Reinvestable Proceeds over the Series A Value, and (y) the Optional Reinvestment Amount minus the amount, if any, elected to be invested by Boise Sub under clause (I) above.

*          *          *          *

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

KOOSKIA INVESTMENT CORPORATION

By:	/s/ J. W. Holleran
Name: J. W. Holleran
Title: President

FOREST PRODUCTS HOLDINGS, L.L.C.

By: Madison Dearborn Capital Partners IV, L.P.
Its: Managing Member

By: Madison Dearborn Partners IV, L.P.
Its: General Partner

By: Madison Dearborn Partners, L.L.C.
Its: General Partner

By:	/s/ Thomas S. Souleles
Name: Thomas S. Souleles
Title: Managing Director

BOISE LAND & TIMBER HOLDINGS CORP.

By:	/s/ Thomas S. Souleles
Name: Thomas S. Souleles
Title: Vice President